Exhibit 99.1

CorMedix Inc. Announces Common Stock Purchase by Company Directors and Executive Management Team

Berkeley Heights, NJ – November 20, 2017 – CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced a common stock transaction of 624,246 shares at a per share purchase price of $0.48 to members of the Company’s Board of Directors, the executive management team and certain employees, as previously announced in association with the recent preferred stock and backstop financing from a long term institutional investor. Gross proceeds from the offering are expected to be approximately $300,000, which will apply against the Backstop Agreement and reduce the total warrants issuable to the investor by 6%.

Khoso Baluch, President & CEO stated, “The unanimous participation by the Company’s board of directors and executive management team, all of whom were already shareholders of the Company prior to the financing, underscores our shared confidence in the Company’s future prospects and fulfills our commitment to invest new money alongside the institutional investor in the previously announced preferred stock and backstop financing through a common stock structure without a reset feature.”

The common stock transaction will reduce the number of shares issuable under the warrants that were issued to the preferred stock investor on November 16, 2017, pursuant to a Backstop Agreement, dated November 9, 2017, between the investor and the Company, which was reported in a Current Report on Form 8-K filed on November 13, 2017. The number of warrants the investor is to receive will be reduced proportionately to reductions in the backstop commitment prior to December 24.

The common stock was offered by the Company pursuant to a “shelf” registration statement, including a base prospectus, which was previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on April 17, 2015. No placement agent or underwriter was involved in the offering. CorMedix intends to use the net proceeds of the offering for general corporate purposes, working capital and capital expenditures, including its ongoing Phase 3 LOCK-IT 100 clinical study of Neutrolin®. The Company currently anticipates that closing of the sale of the common stock will take place on or about November 21, 2017, subject to the satisfaction of customary closing conditions.

About CorMedix
CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters, currently in a Phase 3 clinical trial enrolling patients undergoing chronic hemodialysis. Such infections cost the U.S. healthcare system approximately $6 billion annually and contribute significantly to increased morbidity and mortality. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, which provides the potential for priority review of a marketing application by FDA and allows for 5 additional years of QIDP market exclusivity in the event of U.S. approval. Neutrolin is already marketed as a CE Marked product in Europe and other territories. In parallel, CorMedix is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with active programs in surgical sutures and meshes, and topical hydrogels. The company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers. For more information, visit: www.cormedix.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to possible uses of taurolidine, that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the risk of closing the financing transaction;the possible inability to capture sufficient CRBSI events in the ongoing Phase 3 clinical trial for Neutrolin® even with the reported changes to that trial; the cost, timing and results of the ongoing and planned Phase 3 trials for Neutrolin® in the U.S. and the resources needed to commence and complete those trials; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on planned or future research, including for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

For Investors & Media:

Tiberend Strategic Advisors, Inc.

Joshua Drumm, Ph.D.: jdrumm@tiberend.com; (212) 375-2664
Janine McCargo: jmccargo@tiberend.com; (646) 604-5150